Exhibit 99.1

Bellerophon Reports Fourth Quarter 2016 Financial Results
and Provides Business Update

Warren, NJ, March 13, 2017 -Bellerophon Therapeutics, Inc. (Nasdaq: BLPH), a clinical-stage biotherapeutics company, today provided a business update and reported financial results for the fourth quarter and full year ended December 31, 2016.

“I am pleased with the progress in our ongoing clinical programs to treat pulmonary hypertension in unmet or under-served chronic pulmonary disease areas,” stated Fabian Tenenbaum, Chief Executive Officer of Bellerophon Therapeutics. “Importantly, we are delighted by the FDA’s recent agreement with the proposed acceleration of our PAH Phase 3 program, which has the potential to make the INOpulse® therapy available to PAH patients approximately two years earlier than otherwise would have been possible under the original Phase 3 program. This is positive news for the many patients who continue to suffer from poor outcomes with currently available treatments for PAH.”

“Moreover, we expect to communicate the results of our Phase 2 trials for INOpulse therapy to treat significant unmet needs in pulmonary hypertension (PH) associated with chronic obstructive pulmonary disease (PH-COPD) and idiopathic pulmonary fibrosis (PH-IPF) during the middle of 2017”, added Mr. Tenenbaum. “Our clinical and operational progress has been complemented by strengthening our balance sheet with the completion of an equity financing last November.”

 Key Highlights for 2016 and Business Update:

•
The Company announced positive data in February from the final analysis of its Phase 2 long-term extension study of INOpulse for the treatment of Pulmonary Arterial Hypertension (PAH). This data demonstrated a sustained benefit and a favorable safety profile for long-term oxygen therapy patients who received the higher iNO 75 dose and stayed on the therapy for at least 12 hours a day.

•
The U.S. Food and Drug Administration (FDA) accepted modifications proposed by the Company to its Phase 3 program for INOpulse in the treatment of PAH. Under the newly modified accelerated Phase 3 program the INOvation-1 study, together with a second confirmatory randomized withdrawal study can serve as the two adequate and well-controlled studies to support a New Drug Application (NDA) filing for INOpulse in PAH. The randomized withdrawal study will recruit approximately 40 patients directly from the INOvation-1 study, thereby eliminating the need for recruiting additional patients. The accelerated program eliminates the need for a second standalone Phase 3 study resulting in significant reduction in overall cost and development time, including reducing the total planned patient enrollment from 470 subjects to 188 subjects.

•
The Company initiated its Phase 3 PAH study, INOvation-1, incorporating the smaller and lighter next generation INOpulse device. Enrollment continues in INOvation-1, with topline results targeted in mid-2018 and an interim read expected around the end of 2017.

•
The Company commenced a Phase 2 chronic treatment trial for the INOpulse therapy to treat pulmonary hypertension in chronic obstructive pulmonary disease, or PH-COPD. This follows positive results from the Company’s Phase 2a study and proof of mechanism work in PH-COPD. The results of the trial are expected in mid-2017.

•
The Company started a Phase 2 trial to evaluate the acute and chronic benefit of the INOpulse therapy to treat patients with pulmonary hypertension in Idiopathic Pulmonary Fibrosis, or PH-IPF. The results of the trial are expected in mid-2017.

•
The Company completed an equity financing in the fourth quarter, raising gross proceeds of $12 million, which included new investments by four leading healthcare funds and significant investments by current shareholders, including New Mountain Capital, LLC and Linde North America, as well as directors and management.

•
The Company successfully completed the transition of Fabian Tenenbaum, Chief Financial Officer and Chief Business Officer, to Chief Executive Officer. Mr. Tenenbaum succeeds Jonathan Peacock, who retains his position as Chairman of the Board and will remain actively involved in the Company. In addition, Mary Ann Cloyd, was appointed as an independent director and Chair of the Board’s audit committee.  Ms. Cloyd was a Senior Partner with PricewaterhouseCoopers (PwC) with responsibility for leading PwC’s Center for Board Governance.

•
Management has streamlined the Company’s cost structure through a reduction in its infrastructure associated with the clinical results of Bioabsorbable Cardiac Matrix (BCM) and elimination of the Transition Services Agreement (TSA) with Ikaria Inc. in September 2015.

Fourth Quarter 2016 Financial Results

For the fourth quarter ended December 31, 2016, the Company reduced its net loss to $7.4 million, from $10.8 million in the fourth quarter of 2015. Net loss per share was reduced to $0.37 in fourth quarter of 2016 compared to $0.83 in the prior year period.

Research and development expenses for the fourth quarter of 2016 were $5.1 million as compared to $8.3 million in the fourth quarter of 2015, a decrease of 39 percent. The decreased expenditures were primarily associated with the completion of the INOpulse device development and close-out of the Phase 2 trial in PAH.

General and administrative expenses for the fourth quarter of 2016 were $2.2 million, a decrease of 14 percent from $2.5 million in the fourth quarter of 2015, primarily due to reduced consulting costs.

Full Year 2016 Financial Results

For the full year ended December 31, 2016, the Company reduced its net loss to $23.8 million, from $46.5 million in the full year ended December 31, 2015. Net loss per share was reduced to $1.58 in the full year 2016 compared to $3.79 in the prior year.

Research and development expenses for the full year 2016 declined 50 percent to $16.7 million, from $33.4 million in the full year 2015. The decrease was primarily due to reduced spending on the BCM program and the related reduction in infrastructure as well as the completion of the INOpulse device development and close-out of the Phase 2 trial in PAH.

General and administrative expenses for the full year 2016 declined 52 percent to $7.1 million, from $14.9 million in the full year 2015, primarily due to reduced personnel and consulting costs resulting from the 2015 restructuring and reduced expenses payable to Ikaria following the termination of the transition service agreement on September 30, 2015.

At December 31, 2016, the Company had cash and cash equivalents, restricted cash and marketable securities of $20.5 million compared to cash and cash equivalents, restricted cash and marketable securities of $24.5 million at December 31, 2015. As of December 31, 2016, the Company had $7.2 million in prepayments of research and development expenses related to its amended drug supply agreement with Ikaria and its clinical research organization for INOvation-1 study. The corresponding prepayments balance as of December 31, 2015 was $11.3 million. The Company believes that as of December 31, 2016 it has sufficient funds, together with funds available under its ATM program and along with alternatives available to the Company, to satisfy its operating cash needs for at least the next 12 months.

About Bellerophon

Bellerophon Therapeutics is a clinical-stage biotherapeutics company focused on developing innovative therapies at the intersection of drugs and devices that address significant unmet medical needs in the treatment of cardiopulmonary diseases. The Company is currently developing three product candidates under its INOpulse program, a proprietary pulsatile nitric oxide delivery system. The first is for the treatment of pulmonary arterial hypertension (PAH), for which the Company has commenced Phase 3 clinical trials in 2016. The second is for the treatment of pulmonary hypertension associated with chronic obstructive pulmonary disease (PH-COPD) and the third candidate is for the treatment of pulmonary hypertension associated with Idiopathic Pulmonary Fibrosis (PH-IPF), both of which are in Phase 2 development. For more information, please visit www.bellerophon.com.

Forward-looking Statements

Any statements in this press release about Bellerophon’s future expectations, plans and prospects, including statements about the clinical development of its product candidates, regulatory actions with respect to the Company’s clinical trials and expectations regarding the sufficiency of the Company’s cash balance to fund clinical trials, operating expenses and capital expenditures, and other statements containing the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “would,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the uncertainties inherent in the initiation of future clinical trials, availability and timing of data from ongoing and future clinical trials and the results of such trials, whether preliminary or interim results from a clinical trial will be predictive of the final results of that trial or whether results of early clinical trials will be indicative of the results of later clinical trials, expectations for regulatory approvals, the FDA’s substantial discretion in the approval process, availability of funding sufficient for our foreseeable and unforeseeable operating expenses and capital expenditure requirements and other factors discussed in the “Risk Factors” section of the Company’s most recent filings with the Securities and Exchange Commission. In addition, any forward-looking statements included in this press release represent Bellerophon’s views only as of the date of this release and should not be relied upon as representing the Company’s views as of any subsequent date. The Company specifically disclaims any obligation to update any forward-looking statements included in this press release.

Contacts

At Bellerophon:	At LifeSci Advisors:
Fabian Tenenbaum, Chief Executive Officer	Bob Yedid
(908) 574-4767	(646) 597-6989
bob@lifesciadvisors.com

Bellerophon Therapeutics, Inc.

Consolidated Balance Sheet
(in thousands except share and per share data)

	December 31, 2016	December 31, 2015

Assets
Current assets:
Cash and cash equivalents	$14,453	$6,260
Restricted cash	150	—
Marketable securities	5,571	17,807
Prepaid expenses and other current assets	6,331	5,385
Total current assets	26,505	29,452
Restricted cash, non-current	307	457
Other non-current assets	1,491	6,701
Property and equipment, net	1,399	1,799
Total assets	$29,702	$38,409
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$2,807	$1,613
Accrued research and development	2,573	4,078
Accrued expenses	922	2,234
Due to Ikaria, Inc.	193	148
Total current liabilities	6,495	8,073
Common stock warrant liability	5,215	—
Total liabilities	11,710	8,073
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value per share; 125,000,000 shares authorized, 31,702,624 and 13,130,800 shares issued and outstanding at December 31, 2016 and December 31, 2015, respectively	317	131
Preferred stock, $0.01 par value per share; 5,000,000 share authorized, zero shares issued and outstanding at December 31, 2016 and December 31, 2015	—	—
Additional paid-in capital	142,167	130,902
Accumulated other comprehensive income (loss)	—	(19)
Accumulated deficit	(124,492)	(100,678)
Total stockholders’ equity	17,992	30,336
Total liabilities and stockholders' equity	$29,702	$38,409

BELLEROPHON THERAPEUTICS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands except share and per share data)

	Quarter Ended Dec 31,		Year Ended Dec 31,
	2016	2015	2016	2015
Operating expenses:
Research and development	$5,111	$8,329	$16,650	$33,365
General and administrative	2,181	2,533	7,107	14,870
Total operating expenses	7,292	10,862	23,757	48,235
Other operating income	—	—	—	1,667
Loss from operations	(7,292)	(10,862)	(23,757)	(46,568)
Change in fair value of common stock warrant liability	(590)	—	(590)	—
Interest income	21	36	95	109
Loss before taxes	(7,861)	(10,826)	(24,252)	(46,459)
Income tax benefit	(438)	—	(438)	—
Net loss	$(7,423)	$(10,826)	$(23,814)	$(46,459)
Weighted average shares outstanding:
Basic and diluted	20,186,996	13,026,816	15,057,627	12,267,693
Net loss per share:
Basic and diluted	$(0.37)	$(0.83)	$(1.58)	$(3.79)